Exhibit 10.5

Amendment No. 1 to December 1, 2006 Distribution Agreement

This Amendment No. 1 (the “Amendment”) to the Distribution Agreement (the “Agreement”), which is dated December 1, 2006 between Colorado Bio Labs, Inc. (“CBL”) and MFI, Inc. (“MFI”) is dated as of December 1, 2010 (the “Effective Date”).  This Amendment is authorized by and is being made in compliance with the second sentence of  Section XI, paragraph 12 of the Agreement.  Terms not otherwise defined in this Amendment have the meanings provided in the Agreement.  When the letter “A” appears in front of a paragraph number of this Amendment, it means “Amendment.”

RECITALS

No. 1:              The parties acknowledge that the Agreement in its present form, exclusive of this Amendment, only applies to MFI’s marketing, distribution and sale of oral products which are currently sold as Proferrin® brand products.  The parties intend that, except as specified in this Amendment, that all of the provisions of the Agreement shall apply to the parties’ business relationship as to Globifer.”

No. 2:              The principal reasons for this Amendment are (1) MFI’s agreement not to sell any non-Proferrin® oral hematinic product, as set out more fully in Section  X (“Non-Competition”) of the Agreement, (2) MFI’s desire and intention to import, market, distribute and sell an iron product in the form of an enriched hemoglobin in Canada which will be sold either as Globifer or some other name to be determined by MFI (“Globifer”) subject to CBL’s right as set out in the second sentence of clause (ii) of para. A-1 of this document, and (3) CBL’s intention to allow the business activity of MFI as expressed in (2) of this paragraph, but only as to Globifer.  Throughout this Amendment, any reference to Globifer shall be deemed to include the product no matter what name is used for the product.

No. 3:              MFI and CBL agree to extend the Agreement to distribute Proferrin® in Canada for 25 years beyond November 30, 2011.   See paragraph A-9 of this Agreement.

NOW, THEREFORE, in consideration of the three Recitals 1, 2 and 3 and the promises and actions set out in this Amendment, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A-1:           CBL expressly agrees and consents to (i) MFI’s importation, marketing, distribution and sale of the product described in paragraph (2) of Recital No. 2 provided that product contains no more than 18 mg. of elemental heme iron, in the form of enriched hemoglobin, of which there shall be less than 2 mg. of heme iron; and (ii) the marketing and sale of the product as Globifer or as such name that is not similar, in composition, sound or spelling, to Proferrin, such determination to be in the sole discretion of CBL.  MFI agrees to provide to CBL any name, other than Globifer, before any labels or other marketing materials which contain that name, are finalized.

A-2:           [**]1

A-3:           Paragraph 3 of Section XI of the Agreement is amended to read as follows:

Indemnification.  (a) MFI agrees and guarantees to defend, indemnify and hold CBL harmless of, from, and against any injury, charges, suits, damages, costs, expenses (including reasonable attorneys’ fees), judgment, penalties, claims, liabilities or losses of any kind or nature whatsoever, which may be demanded of or incurred by CBL and which arises out of or is in any way connected with a breach by MFI of any of its obligations as set out in this Agreement or that arise from any defects in or importation of the Globifer product.

(b) The obligation of MFI does not apply to manufacturing defects and claims for Proferrin, which are solely the responsibility of CBL and not MFI.  For these claims, CBL will defend, indemnify and hold MFI harmless, of, from and against any injury, charges, suits, damages, costs, expenses (including reasonable attorneys’ fees), judgment, penalties, claims liabilities or losses of any kind or nature whatsoever.

A-4:           Miscellaneous Provisions.

A-4.1            MFI may promote Globifer, but MFI will not use its existing sales force or any other sales force that is promoting Proferrin to promote Globifer.  MFI will be allowed to use its internal marketing and logistic infrastructure to distribute Globifer.  This includes use of inventory management systems, warehousing, distribution acquisition expertise and finance expertise.

A-4.2            MFI herby agrees that Globifer will be accurately labeled and labeled in compliance with applicable law, including all information as to its iron components and contents, including its heme iron and non-heme iron content.  MFI further agrees that Globifer labeling will be approved by Health Canada.

A-4.3  This Addendum does not in any way grant any rights, including licensing rights, pertaining to Canadian patent application 2663584 which patent application is jointly owned by Michael J. Guthrie (and/or his assigns) and Bala Venkataraman (and/or his assigns).

A-5           Section V, para. 1.c. of the Distribution Agreement shall be changed to read “within 30 days at receipt of MFI’s bottler’s factory in Canada.”

A-6           Section VIII, para. 3 of the Distribution Agreement shall be deleted and replaced by this language:  “3.  MFI shall issue each Purchase Order at least 14 weeks prior to desired delivery.”

A-7           New Section VIII, paragraph 9 shall read as follows:  “MFI shall deposit 50% of the total P.O. immediately upon CBL’s notification to MFI of completion of the granulation related to a P.O number.”

1 [**] – Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

A-8           Section IX, para 3 of the Agreement shall be changed to read “…without cause after fifty years by giving…”; this means that “ten years (the initial 5 year period and the additional 5 year period pursuant to Section II, 2)” shall be deleted.

A-9           Section II, para. 2 of the Agreement is hereby deleted and the following language is substituted for it as the new Section II, paragraph 2:

“The Agreement, including the Amendment, will expire at 11:59 PM (MDT) on November 30, 2031; however, MFI has the right to extend the Agreement for an additional 25 year period provided that MFI has met or exceeded the minimum order quantities in section VIII and notifies CBL in writing of its decision to extend on or before May 31, 2031, subject to the termination provision of Section IX, paragraph 3 of the Agreement, as amended by paragraph A-8 of this Amendment.”

A-10            Each of the parties hereby ratifies and confirms all the terms and conditions of the Agreement, as so modified by this Amendment, and agrees that the Agreement, as modified hereby, shall continue in full force and effect, in accordance with its terms.

A-11            This Agreement may be executed in two or more counterparts, including by facsimile, email or other electronic means, all of which shall be deemed to be originals, and all of which together shall constitute one and the same instrument.

A-12            Each party represents that it has had full opportunity (i) to read this Amendment, (ii) to obtain guidance or advice of its own legal counsel, and (iii) to communicate with the other party concerning any comments or questions about its understanding of this Agreement.

	COLORADO BIOLABS, INC.		MEDICAL FUTURES, INC.

By:	/s/ Michael J. Guthrie	By:	/s/ Pardeep Nijhawan
	Michael J. Guthrie, President		Pardeep Nijhawan, Director
	Signed: December 1, 2010		Signed: December 1, 2010